Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&L / (713) 529-6600

For Immediate Release

Pioneer Drilling Announces Offering of 6,000,000

Shares of Common Stock

SAN ANTONIO, Texas, July 12, 2011 – Pioneer Drilling Company (NYSE Amex: PDC) (the “Company”) today announced that it is publicly offering 6,000,000 shares of its common stock pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). Goldman, Sachs & Co. and Jefferies & Company, Inc. will serve as joint bookrunners for this offering. The Company has granted the underwriters an option to purchase 900,000 additional shares of common stock at the public offering price, less underwriting discount and commission, within 30 days. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The Company intends to use the net proceeds from the offering to fund a portion of the purchase price in connection with the construction of new-build AC drilling rigs and for general corporate purposes, which may include capital expenditures, working capital, acquisitions or the repayment of indebtedness. The Company may invest funds not required immediately for such purposes in marketable securities and short-term investments.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the SEC and was declared effective on July 16, 2009. A preliminary prospectus supplement related to the offering was filed with the SEC on July 12, 2011 and is available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement relating to these securities may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com or from Jefferies & Company, Inc., Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, telephone: 1-888-449-2342 or by emailing prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pioneer Drilling Company

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides well service rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 80 well service rigs (73 550-horsepower rigs, six 600-horsepower rigs and one 400-horsepower rig), 99 wireline units, and fishing and rental tools.

Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the offering of the common stock and the proceeds therefrom. These risks and uncertainties include, among other things, the stability of the capital markets, other market conditions, customary closing conditions, and other factors and uncertainties inherent in providing contract drilling and well services discussed in Pioneer’s filings with the SEC. Specifically, Pioneer cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. Pioneer disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.

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